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                                  EXHIBIT 10(l)

        Termination Letter Agreement, dated November 6, 2000, between the
                          Registrant and Jean H. Mordo


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Charles M. Berger
Chairman and Chief Executive Officer


                                                              October 18, 2000


PERSONAL AND CONFIDENTIAL
-------------------------

Jean H. Mordo
735 South Fifth Street
Columbus, OH 43206

Dear Jean:

         The Scotts Company (hereinafter referred to as "Scotts" or the "Company") has elected to terminate your employment as a full-time associate as of October 13, 2000. Pursuant to the terms of your employment agreement with the Company entered into on December 23, 1996, you are entitled to receive certain benefits if your employment is terminated by the Company without cause. In connection with the termination of your employment, beginning on November 1, 2000, the Company proposes to pay you the benefits described in your employment agreement of December 23, 1996 (your base salary of $352,000, for a period of 24 months plus the greater of your target percentage or your fiscal 2000 bonus, again for a period of 24 months).(1) In addition, as we have discussed, the Company is willing to offer you certain additional benefits set forth below if you agree to execute this letter agreement (hereinafter referred to as the "Agreement"):

         1. Effective October 13, 2000, you will be an employee on limited service. You will remain in this status through October 31, 2000, at which time, your employment with the Company shall terminate. As an employee on limited service, you will be entitled to receive the benefits outlined in this Agreement. You will not, however, accrue any vacation rights during this period, you will not participate in the 2001 Executive Annual Incentive Plan or the 2001 SMGP nor will any stock options vest during the time you remain in this status. Your salary (paid at the rate in effect for fiscal 2000 - a gross amount of $29,333 per month), car allowance and medical and insurance benefits (less normal deductions) will be paid through the end of October 2000.

----------------
(1) At your option, Scotts will discount this amount using Scotts' pre-tax borrowing rate and pay you in a lump sum (less applicable withholding taxes) on or before November 26, 2000.

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                  However, you will resign your position as Group Executive Vice
                  President International and all other offices, directorships and committee memberships you may hold with the Company or any of its subsidiaries as of October 13, 2000, by executing the attached resignation letter.

         2. You will be eligible for a payout under the 2000 Executive Annual Incentive Plan. Payouts under the terms of this Plan are expected to be made in late November 2000.

         3. Medical, dental and vision insurance coverages as you elected under the terms of the plans available will be continued through the end of October 2000. You will be eligible for continuation of benefit coverage (COBRA) at the Company's expense for the lesser of 18 months from November 1, 2000 or the date on which you become eligible for primary coverage under another group plan (at which time your medical, dental and vision benefits shall cease).

         4. You agree that the 35,000 options that would have vested on October 20, 2000, are rescinded. As consideration for your agreement, Scotts agrees to pay you, on or before January 31, 2001, an amount equal to the difference between the strike price for the 35,000 options and the highest closing price of Scotts shares on the NYSE between October 16, 2000 and January 12, 2001.

                  You will have 90 days following the termination of your employment with the Company to exercise any vested options you may own. The Company has agreed that this 90-day period shall commence on November 6, 2000 and shall end on February 2, 2001. Any options not exercised by you as of the close of business on February 2, 2001 shall expire.

         5. You will be entitled to keep the laptop computer and cellular telephone currently in your possession.

         6. You will continue to be eligible to participate in the Retirement Savings Plan and the Executive Retirement Plan of the Company through October 31, 2000. Your benefits pursuant to each such Plan will be handled according to your election under the Plan options. You should discuss the tax effect of any decisions you make with respect to such Plans with your legal or tax advisor.

         7. Eligibility for short and long term disability benefits under Scotts' group plans expired on October 13, 2000. Life insurance coverage will continue through October 31, 2000. Within 30 days following the

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                  expiration of your life insurance coverage, you have the right to convert all or part of your group life insurance.

         8. Outplacement services will be provided at the Company's expense through Lee Hecht Harrison.

         9. The AYCO program will be available to you through December 31, 2001.

         Except as set forth in this letter, all other benefits to which you were entitled as a full-time Scotts' associate cease as of October 13, 2000.

         You are reminded of the terms of the Key Management Scott Associate Agreement, a copy of which is attached.

         Scotts is proposing to provide you with the opportunity to receive this package on an exception basis and in return for your signature of the legal release contained in this Agreement. By executing this Agreement, you acknowledge and agree that the payments to be made to you and the other benefits extended to you exceed the normal policies and practices of the Company and that you have received full and fair consideration for signing this Agreement.

         If you determine to accept this package, you should sign this Agreement as discussed below. By signing you agree, except for the obligations set forth in this Agreement, that all of Scotts' other obligations and any claims you may have (except with respect to Scotts' Retirement Savings Plan and the Scotts' Executive Retirement Plan as set forth below), whether now known or unknown to you against Scotts, its affiliated corporations and directors or employees thereof ("Releasees") are released. In consideration of the benefits provided to you herein, you agree not to sue Releasees under any or all causes of action and agree not to file any complaint or other action with any governmental agency, including claims of age discrimination in employment under the Federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Except as specifically stated herein and except as provided in the Scotts' Retirement Savings Plan and the Scotts' Executive Retirement Plan, you agree that you have no claim for and will not be entitled to any other benefits, bonus, compensation, perquisites, sick pay allowance or any kind of other remuneration arising out of your employment or the termination of employment on October 31, 2000.

         You agree to keep the terms of this Agreement confidential and not to disclose any information concerning these matters to anyone (excluding your spouse and any attorney or financial advisor you may retain), including but not limited to past, present or future employees of Scotts or its affiliates. You also agree not to disparage or speak negatively about Scotts or any of its employees, directors or officers after termination of your employment. You agree to indemnify Releasees from any loss or costs arising from any breach by you of this Agreement.

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         Scotts agrees that you are entitled to rely on the indemnification provisions of its Code of Regulations and any applicable insurance coverage in connection with your actions as an employee and officer of Scotts or as an employee, officer or director of any of its subsidiaries or affiliates. In addition, Scotts agrees that it will not disparage or speak negatively about you after the termination of your employment.

         You will have until November 8, 2000 to consider this offer. If you accept, you will have seven (7) calendar days from the date of acceptance to revoke this Agreement. This Agreement will not be effective until the expiration of such seven (7) day period. If you do not sign this Agreement, you will be paid through October 31, 2000 and all benefits will cease as of your last day worked.

         This Agreement contains the release of important legal rights. You should consult with an attorney before executing it.

         This Agreement will be construed in accordance with the substantive laws of the State of Ohio. The rights and duties of the parties shall not be assignable. The Agreement may not be amended except in writing signed by the party against whom an obligation is to be enforced. You acknowledge that no representations, other than those contained herein, have been made as an inducement for you to accept the terms of this Agreement.

         Intending to be legally bound hereby, we have executed this Agreement this 6TH day of NOVEMBER, 2000.

THE SCOTTS COMPANY



By:      /S/ CHARLES M. BERGER  (BY GRL)
      ----------------------------------
         Charles M. Berger
         Chairman and CEO


ACCEPTANCE:


             /S/ Jean H. Mordo
            -----------------------
                Jean H. Mordo




cc:      Charles M. Roesch, Esq.

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